Exhibit (d)(3)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

between

TCW MIDDLE MARKET LENDING OPPORTUNITIES BDC, INC.

And

TCW ASSET MANAGEMENT COMPANY LLC

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This AGREEMENT (this “Agreement”) is made as of the      day of                     , 2018 between TCW MIDDLE MARKET LENDING OPPORTUNITIES BDC, INC., a Delaware corporation (the “Company”) and TCW ASSET MANAGEMENT COMPANY LLC (the “Adviser”), a Delaware limited liability company.

WHEREAS, the Company is a newly organized closed-end management investment fund that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser is engaged in the business of providing investment advice and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Company desires to retain the Adviser to render investment advisory and management services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Adviser is willing to perform such services on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Adviser hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have their respective meanings as defined in the 1940 Act and the rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”) thereunder, and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations adopted by the SEC thereunder, subject, however, in all cases to such exemptions as may be granted by the SEC, such interpretive positions as may be taken by the SEC, and such interpretive or no action positions as may be taken by the SEC staff.

2. Appointment.

(a) The Company hereby engages the Adviser to provide investment advisory and management services to the Company. This engagement is for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such engagement and agrees to render the services and to assume the obligations set forth in this Agreement, for the compensation provided below.

(b) The Adviser , subject to the prior approval of the Company’s board of directors (the “Board”) and, to the extent required, the Company’s stockholders, may from time to time enter into one or more sub-advisory agreements with other investment advisers (each a “Sub-Adviser”) as the Adviser may believe to be particularly fitted to assist it in the performance of this Agreement; provided, however, that the compensation of any Sub-Adviser shall be paid by the Adviser and that the Adviser shall be as fully responsible to the Company for the acts and omissions of any Sub-Adviser as it is for its own acts and omissions. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

3. Advisory and Management Services.

(a) The Company hereby engages the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board, for the period and upon the terms herein set forth, subject always to the provisions of the Company’s Certificate of Incorporation and Bylaws (as each may be amended or amended and restated, from time to time) and of the 1940 Act, and to the investment objectives, policies and restrictions of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board may from time to time establish. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) formulate and implement the Company’s investment program; (ii) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (iii) identify/source, research, evaluate and negotiate the structure of the investments made by the Company (including due diligence on prospective portfolio companies); (iv) close, monitor and administer the Company’s investments, including the exercise of any rights in its capacity as a lender; (v) determine the securities and other assets that the Company will originate, purchase, retain, or sell; (vi) place orders for the purchase or sale of portfolio securities for the Company’s account with broker-dealers selected by the Adviser; (vii) pay such expenses as are incurred by it in connection with providing the foregoing services as provided in Section 3(b) below; (viii) coordinate with the Administrator; and (ix) provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Company and its portfolio companies as required. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through a subsidiary of the Company or other special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary of the Company or other special purpose vehicle and to make such investments through such subsidiary of the Company or other special purpose vehicle (in accordance with the 1940 Act).

(b) In addition to the Management Fee and Incentive Fee described below, the Adviser is entitled to the reimbursement of certain expenses incurred on behalf of the Company to the extent described in the Administration Agreement by and between the Company and TCW Asset Management Company LLC as the administrator (“Administrator”).

4. Allocation of Charges and Expenses.

(a) Subject to Section 3(b), all investment professionals of the Adviser, and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all expenses of its operations and transactions, including (without limitation) those relating to: (i) the Company’s initial organization costs and offering costs incurred prior to the filing of its election to be regulated as a BDC; (ii) the costs associated with any offerings of the Company’s common stock and other securities; (iii) calculating individual asset values and the Company’s net asset value (including the cost and expenses of any independent valuation firms); (iv) expenses (excluding travel expenses) incurred by the Adviser, or members of its investment team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, expenses of enforcing the Company’s rights; (v) the management fee and any incentive fees payable under this Agreement; (vi) certain costs and expenses relating to distributions paid on the Company’s shares; (vii) administration fees payable under the administration agreement (the “Administration Agreement”) between the Company and the Administrator and sub-administration agreements, including related expenses; (viii) debt service and other costs of borrowings or other financing arrangements; (ix) the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it; (x) amounts payable to third parties relating to, or associated with, making or holding investments; (xi) transfer agent and custodial fees; (xii) costs of hedging; commissions and other compensation payable to brokers or dealers; (xiii) federal and state registration fees; (xiv) any U.S. federal, state and local taxes, including any excise taxes; (xv) independent director fees and expenses; (xvi) costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), compliance and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies), and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation or review of the foregoing; (xvii) the costs of any reports, proxy statements or other notices to the Company’s stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; (xviii) the costs of third-party specialty and custom software for monitoring risk, compliance and overall portfolio purposes as may be necessary or advisable in connection with the Company’s status as a publicly listed BDC; (xix) the Company’s fidelity bond; (xx) directors and officers/errors and omissions liability insurance, and any other insurance premiums; (xxi) indemnification payments; (xxii) direct fees and expenses associated with independent audits, agency, consulting and legal costs and (xxiii) and all other expenses incurred by either the Administrator or the Company in connection with administering its business, including payments under the Administration Agreement for administrative services. The Adviser may impose a voluntary cap on the amount of expenses that will be borne by the Company on a monthly or annual basis. Any such expense cap may be increased, decreased, waived or eliminated at any time at the Adviser’s sole discretion. To the extent that expenses to be borne by the Company pursuant to this Section 4(a) are paid by the Adviser, the Company shall reimburse the Adviser for such expenses, provided, however, that the Adviser may elect, from time to time and in its sole discretion, to bear certain of the Company’s expenses set forth above, including organizational and other expenses of the Company.

(b) Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to portfolio companies or prospective portfolio companies in connection with the Company’s activities will be the property of the Company. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) of this Section 4(b) (including any fees for administrative agent services provided by the Adviser or TCW Group, Inc. (the parent company of TCW) along with all entities controlled directly or indirectly by TCW Group, Inc. (a “TCW Affiliate”) with respect to a particular loan or portfolio of loans made by the Company) may be paid to the Adviser or the TCW Affiliate (rather than directly to the Company), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such TCW Affiliate that have not been and will not be reimbursed by the Company) shall be paid to the Company or shall offset amounts (including the Management Fee described below) otherwise payable by the Company to the Adviser.

5. Compensation of the Manager.

(a) The Company shall pay to the Adviser for its services to the Company a management fee (the “Management Fee”) and an Incentive Fee (the “Incentive Fee”) as set forth herein. The Company shall make any payments due hereunder to the Adviser (or to the Adviser’s designee as the Adviser may otherwise direct).

(b) The Management Fee shall be calculated at an annual rate of (i) 0.75% (0.1875% per quarter) of the average value of the Company’s Legacy Portfolio and (ii) 1.50% (0.375% per quarter) of the average value of the Company’s Subsequent Portfolio (in each case, excluding cash or cash equivalents but including assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters; provided, that in the case of the Company’s first quarter of operations, the Management Fee shall be calculated based on the Company’s Legacy Portfolio and Subsequent Portfolio as of such quarter-end. The Management Fee will be payable quarterly in arrears. The Management Fee for any partial quarter will be appropriately prorated. “Legacy Portfolio” means the gross assets transferred to the Company by operation of the Exchange; “Exchange” means the exchange of units in TCW Direct Lending LLC for common stock of the Company by a unitholder pursuant to the exchange offer commenced on                     , 2018; and “Subsequent Portfolio” means the gross assets acquired or originated by the Company on or after the consummation of the Exchange (which for the avoidance of doubt shall exclude the Legacy Portfolio).

(c) The Incentive Fee consists of two components that are determined independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on the Company’s income (such fee referred to herein as the “Incentive Fee on Income”) and a portion is based on the Company’s capital gains (such fee referred to herein as the “Incentive Fee on Capital Gains”), each as described below.

(i) The Incentive Fee on Income will be determined and paid quarterly in arrears based on the amount by which (x) the “Pre-Incentive Fee Net Investment Income” (as defined below) in respect of the current calendar quarter and the eleven preceding calendar quarters beginning with the calendar quarter that commences on or after                     , 2018, as the case may be (or the appropriate portion thereof in the case of any of the Company’s first eleven calendar quarters that commences on or after                     , 2018) (in either case, the “Trailing Twelve Quarters”) exceeds (y) the Preferred Return Amount (as defined below) in respect of the Trailing Twelve Quarters. The Preferred Return Amount will be determined on a quarterly basis, and will be calculated by multiplying 1.75% by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Preferred Return Amount will be calculated after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for Company subscriptions and distributions during the applicable calendar quarter. Subject to Section 5(c)(ii) below, the amount of the Incentive Fee on Income that will be paid to the Adviser for a particular quarter will equal the excess of the Incentive Fee on Income so calculated less the aggregate Incentive Fees on Income that were paid to the Adviser in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters.

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including, without limitation, any accrued income that the Company has not yet received in cash and any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) (the “Ordinary Income”) accrued during the calendar quarter, minus the Company’s operating expenses accrued during the calendar quarter (including, without limitation, the Management Fee, administration expenses and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee on Income and the Incentive Fee on Capital Gains). For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period. For purposes of calculating Net Capital Loss, net cumulative unrealized losses on the Legacy Portfolio as of the consummation of the Exchange will be deemed to have occurred during the initial calendar quarter immediately following consummation of the Exchange.

The calculation of the Incentive Fee on Income for each quarter is as follows:

(A)	No Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters does not exceed the Preferred Return Amount;

(B)	100% of the Company’s Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters, if any, that exceeds the Preferred Return Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 2.1875% by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Catch-Up Amount is intended to provide the Adviser with an incentive fee of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.1875% per quarter (8.75% annualized) during the Trailing Twelve Quarters; and

(C)	For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters exceeds the Catch-Up Amount, the Incentive Fee on Income shall equal 20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income for such Trailing Twelve Quarters, as the Preferred Return Amount and Catch-Up Amount will have been achieved.

(ii) The Incentive Fee on Income is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any quarter is an amount equal to (a) 20% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant Trailing Twelve Quarters less (b) the aggregate Incentive Fees on Income that were paid to the Adviser in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters. For this purpose, “Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Quarters means (x) Pre-Incentive Fee Net Investment Income in respect of the Trailing Twelve Quarters less (y) any Net Capital Loss, if any, in respect of the Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, the Company shall pay no Incentive Fee on Income to the Adviser in that quarter. If, in any quarter, the Incentive Fee Cap is a positive value but is less than the Incentive Fee on Income calculated in accordance with Section 5(c)(i) above, the Company shall pay the Adviser the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap is equal to or greater than the Incentive Fee on Income calculated in accordance with Section 5(c)(i) above, the Company shall pay the Adviser the Incentive Fee on Income for such quarter.

(iii) The Incentive Fee on Capital Gains shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement). This fee shall be calculated as of the end of each calendar year and shall equal 20.0% of the Company’s realized capital gains on a cumulative basis, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, in each case from inception (and with respect to the Legacy Portfolio, from inception of TCW Direct Lending LLC), less the aggregate amount of any Incentive Fees on Capital Gains previously paid to the Adviser. For the avoidance of doubt, unrealized capital appreciation is excluded from the calculation of the Incentive Fee on Capital Gains paid to the Adviser. The aggregate unrealized capital depreciation of the Company shall be calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable calculation date and (b) the accreted or amortized cost basis of such investment.

6. Services Not Exclusive. Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation (including any other investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of the Company, and shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Adviser or any such affiliated person may be acting. While information and recommendations supplied to the Company shall, in the Adviser’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Adviser or its affiliates to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Adviser to any other investment company, fund or advisory account.

7. Portfolio Transactions and Brokerage. To the extent brokers or dealers are utilized in portfolio transactions for the Company, the Adviser shall endeavor to obtain on behalf of the Company the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the “brokerage and research services” provided to the Company and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer which provides such brokerage and research services a commission for executing a portfolio transaction for the Company which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the Company.

8. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser agrees that all records that it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

9. Limitation of Liability; Indemnification.

(a) General. To the extent permitted by law, the Company agrees that neither the Adviser (nor any of its directors, officers, managers, partners, agents, employees, controlling persons, members or any other person or entity affiliated with the Adviser, including without limitation its member(s)) shall be liable or responsible to the Company or any of its stockholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in connection with the performance by such person or persons of their respective duties under this Agreement, except for liability resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of their respective duties. The Adviser (and its directors, officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its member(s), each of whom shall be deemed a third party beneficiary hereof) (each, individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) shall be indemnified, subject to the other provisions of this Agreement, by the Company (only out of Company assets, including the proceeds of liability insurance and the right to require contributions or other payments by stockholders) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Indemnified Party in connection with any action, claim, suit, investigation or proceeding (including any proceeding before any court, arbitrator, administrative or legislative body or other agency) or any settlement thereof (subject to Section 9(c)), to which the Indemnified Party may be made a party or otherwise involved or with which the Indemnified Party shall be threatened, arising out of or otherwise based upon the performance in good faith of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company, including: (i) any mistake in judgment, (ii) any action or omission done on behalf of the Company or in furtherance of the interests of the Company or the Company’s stockholders or otherwise arising out of or in connection with the Company, or (iii) losses due to the mistake, action, inaction or negligence of other agents of the Company, except for such losses (x) arising from such Indemnified Party’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnified Party’s position or losses due to a violation of an applicable law or regulation by the Indemnified Party, as determined in a final adjudication of an action, suit or proceeding against the Indemnified Party or (y) arising from the Indemnified Party defending an actual or threatened claim, action, suit or proceeding against the Indemnified Party brought or initiated by the Company, the Board and/or the Adviser (or brought or initiated by the Indemnified Party against the Company, the Board and/or the Adviser).

(b) Effect of Judgment. Notwithstanding Section 9(a), an Indemnified Party shall not be indemnified with respect to matters as to which the Indemnified Party shall have been finally adjudicated in any such action, suit or proceeding to have acted in bad faith or to have acted in a manner that constituted willful misfeasance, gross negligence or reckless disregard in of the duties involved in the conduct of such Indemnified Party’s position (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

(c) Effect of Settlement. In the event of settlement of any action, suit or proceeding brought or threatened, such indemnification shall apply to all matters covered by the settlement except for matters as to which the Company is advised by counsel (who may be counsel regularly retained to represent the Company) that the person seeking indemnification, in the opinion of counsel: (i) acted in bad faith or (ii) acted with willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnified Party’s position.

(d) Process; Advance Payment of Expenses.

(i) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Company pursuant to this Section 9, notify the Company in writing of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to any Indemnified Party under this Section 9 (other than under this Section 9(d)). Once the Company is so notified, the Company will be entitled to participate in such action and, if desired, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. If the Company so assumes the defense, the Company shall not be liable to such Indemnified Party under this Section 9 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, provided, however, that if (i) the Company and the Indemnified Party mutually agree otherwise, (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Company or (iv) the named parties in any such proceedings (including any impleaded parties) include both the Company and the Indemnified Party and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Company shall be liable to such Indemnified Party under this Section 9(d) for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party.

(ii) The Company and the Indemnified Party shall inform any other Indemnified Party of any such settlement, compromise or judgment, prior to the completion of such settlement, compromise or judgment. The Company shall not, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(iii) Except to the extent described above in this Section 9, the Company may pay the expenses incurred by an Indemnified Party in connection with any such action, suit or proceeding, or in connection with claims arising in connection with any potential or threatened action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an enforceable undertaking by such Indemnified Party to repay such payment if the Indemnified Party shall be determined to be not entitled to indemnification for such expenses pursuant to this Section 9; provided, however, that in such instance the Indemnified Party is not defending an actual or threatened claim, action, suit or proceeding brought or initiated by stockholders constituting at least a majority in interest of the stockholders.

(e) Successors and Survival. The foregoing right of indemnification shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Indemnified Party and shall survive the termination of this Agreement.

(f) Rights to Indemnification from Other Sources. The rights to indemnification and advancement of expenses conferred in this Section 9 shall not be exclusive and shall be in addition to any rights to which any Indemnified Party may otherwise be entitled or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement.

(g) Insurance and Other Sources for Indemnity. Each Indemnified Party shall, as a condition to obtaining payments under this Section 9, use commercially reasonable efforts to seek payment from any applicable portfolio company, its insurance carriers and/or the insurance carriers of the Adviser and/or the Company. The Company shall, in good faith, determine whether any such Indemnified Party has used commercially reasonable efforts to seek such payments. In no event, however, shall the Company be precluded from making payments under this Section 9 to any such Indemnified Party if reasonable uncertainty exists as to the likelihood of payment by any such portfolio company or insurance carrier in a timely manner or on reasonably acceptable terms.

(h) Employees. Any person, even though also employed by the Adviser, who may be or become an employee of and paid by the Company shall be deemed, when acting within the scope of his employment by the Company, to be acting in such employment solely for the Company and not as the Adviser’s employee or agent.

10. Nature of Relationship. The Company and the Adviser are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them. The Adviser is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

11. Duration and Termination.

(a) This Agreement shall become effective upon its execution and shall continue in effect until two years from the date hereof, provided it is approved by the affirmative vote of the holders of a “majority of the outstanding voting securities” of the Company. Thereafter, this Agreement shall continue in effect from year to year, provided its continuance is specifically approved at least annually (a) by the affirmative vote of the holders of a “majority of the outstanding voting securities” of the Company or by vote of the Board, and (b) by vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such approval. The Company (either by vote of its Board or by vote of a “majority of the outstanding voting securities” of the Company) may, at any time and without payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Adviser. This Agreement shall automatically and immediately terminate in the event of its “assignment.” The Adviser may terminate this Agreement without payment of any penalty on 60 days’ written notice to the Company.

(b) Notwithstanding the termination or expiration of this Agreement, the Adviser shall be entitled to any amounts owed under this Agreement through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Administrator and all Indemnified Parties as and to the extent applicable.

12. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at such address as such party may designate in writing and shall be deemed to have been given when personally delivered, mailed by certified mail, return receipt requested, sent by reliable overnight courier, or transmitted by electronic facsimile or electronic mail to the principal office of the Adviser or the Company, as the case may be.

13. Non-waiver of Rights. Nothing contained in this Agreement shall constitute a waiver by the Company of any of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

14. Amendment. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent required under the 1940 Act, no amendment of this Agreement shall be effective as to the Company until approved by vote of the holders of a majority of the outstanding voting securities of the Company and by a majority of the Board, including a majority of the directors who are not interested persons (as defined in the 1940 Act) of the Company and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part which shall remain in full force and effect.

15. Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, and the applicable provisions of the 1940 Act; provided, that to the extent the laws of the State of Delaware or any of the provisions herein conflict with applicable provisions of the 1940 Act, the latter shall control.

16. Jurisdiction; Venue.

(a) Unless expressly prohibited by the 1940 Act or the Advisers Act, any action or proceeding relating in any way to this Agreement shall be brought and enforced exclusively in the Court of Chancery of the

State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such proceedings is vested exclusively in the federal courts of the United States of America, then the United States District Court for the District of Delaware, and any appellate courts of any thereof.

(b) To the fullest extent permitted by the 1940 Act and the Advisers Act, the parties hereby irrevocably consent to the jurisdiction of such Courts in any such suit, action or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the Courts, and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Each of the parties hereto hereby agree that notice delivered in accordance with Section 12 hereof shall constitute effective service of process in any such suit, action or proceeding.

17. Sole Agreement. This Agreement reflects the sole understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all agreements between the Company and the Adviser with respect to the subject matter hereof.

18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

19. Severability. In the event that any provision or portion of this Agreement is determined to be invalid, illegal or unenforceable for any reason, in whole or in part, the remaining provisions or portion of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

TCW MIDDLE MARKET LENDING OPPORTUNITIES BDC, INC.

By:

Name:
Title:

TCW ASSET MANAGEMENT COMPANY LLC

By:

Name:
Title:

By:

Name:
Title: